In re First American Health Care of Georgia, Inc. and
                its wholly owned subsidiaries, Case No. 96-20188
              through Case No. 96-20218 (Bankruptcy Court, S.D.Ga.)



                          OMNIBUS SETTLEMENT AGREEMENT
                          ----------------------------
                             (US/First American/IHS)

                                   I. PARTIES
                                      -------
         This Omnibus Settlement Agreement ("Agreement") is entered into as of September 9, 1996, by and among First American Health Care of Georgia, Inc. ("First American"), all of the subsidiaries and affiliates of First American, defined as those entities listed on the attached Exhibit A ("Subsidiaries") (collectively the "Company"), the United States Department of Health and Human Services through the Office of Inspector General ("OIG") and the Health Care Financing Administration ("HCFA"), the United States of America through the United States Department of Justice ("DOJ"), and Integrated Health Services, Inc. ("IHS").

                                  II. RECITALS
                                      --------

          A. Company. The Company participates in both the Medicare and certain Medicaid programs by providing home health care and other services to Medicare beneficiaries and to Medicaid recipients through many agencies located in many states.


          B. Principal Shareholders. Robert J. Mills and Margie B. Mills (the "Principal Shareholders") and their children own all of the common stock of First American, and certain of these individuals, served as directors, officers, and employees of the Company prior to February 22, 1996.

          C. Submission of Medicare Claims by Company. The Company submitted claims for payment to the Medicare Program ("Medicare"), 42 U.S.C. ss. 1395 et seq. and will continue to do so following consummation of this Settlement Agreement.

          D. Conviction of First American and Principal Shareholders. On February 4, 1996, First American and the Principal Shareholders were convicted of Medicare fraud and other federal crimes. The Principal Shareholders are appealing their convictions. First American has filed a notice of appeal, is evaluating its position, and has preserved the right to appeal its conviction.

          E. Bankruptcy Cases. On February 21, 1996, the Company filed petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Georgia, Brunswick Division (the "Chapter 11 Bankruptcy Cases"), which are currently pending.

          F. Merger Agreement. Immediately prior to filing of the Chapter 11 Bankruptcy Cases, First American and its Principal Shareholders entered into a Merger Agreement dated February 21, 1996 with IHS. Such Merger Agreement was amended pursuant to an amendment dated as of September 9, 1996 (such Merger Agreement, as so amended, is hereinafter referred to as the "Merger Agreement"). The Merger Agreement provides for the merger of an

IHS subsidiary, IHS Acquisition XIV, Inc., a Delaware corporation, with and into First American (the "Merger"), after which Merger First American will be liquidated and the separate existence of First American will cease and the assets of First American shall be transferred to an IHS affiliate, IHS of Brunswick, Inc., a Delaware corporation ("IHS-Sub"), which affiliate shall succeed to and assume all liabilities of First American arising under this Settlement Agreement.

         G. Independent Management. Effective upon the filing of the Chapter 11 Bankruptcy Cases, the Principal Shareholders resigned as officers and directors of the Company and Frank M. Chamberlain and Charles L. Cansler, of the firm of Chamberlain & Cansler, Inc., became, respectively, President and Chief Executive Officer and Chief Financial Officer. On February 22, 1996, the Bankruptcy Court entered an interim order that approved Chamberlain & Cansler, Inc., and Messrs. Chamberlain and Cansler as independent managers for the Company. The interim order further designated them as the persons with the fiduciary responsibilities and authority to exercise and perform, as the independent, exclusive, and fiduciary management of the Company, and ordered that they shall exercise the powers and authority of, and shall have the exclusive authority to act on behalf of, the Company in all matters involving administration of the Chapter 11 Bankruptcy Cases, without the necessity of any approval of the Board of Directors or shareholders of the Company, said authority having been expressly relinquished by the Directors and shareholders of the Company.

          H. Alleged Claims and Causes of Action Against Company by the United States. The United States contends that it has civil and administrative monetary claims and causes of action against the Company under the False Claims Act, 31 U.S.C. ss.ss. 3729 et seq., as amended, under the exclusion provisions of 42 U.S.C. ss. 1320a-7(b), under the Civil Monetary Penalties Law, 42 U.S.C. ss.ss. 1320a-7a, under the Program Fraud Civil Remedies Act, 31 U.S.C. ss.ss. 3801-3812, under 42 U.S.C. ss. 1395g, under common law, and under all statutory and/or regulatory provisions over which HHS (including HCFA and/or OIG) and the Civil Division of DOJ has authority: (1) for allegedly, submitting false and fraudulent claims to the Medicare Program for unallowable costs or unallowable claims relating to: (a) personal expenses (unrelated to the provision of patient care) for Jack and Margie Mills and other Company officers, employees, and family members; (b) excessive and unnecessary home health care visits; (c) expenses for lobbying, recruiting, public relations/promotion, contributions, and consulting; (d) fuel rebates; (e) marketing, meetings, education, entertainment, and travel expenses; (f) legal accounting, and audit expenses;
(g) case management field directors, patient care coordinators, and intake coordinators; (h) medical and office supply charges; (i) pension plans; (j) phones, beepers, and communication expenses; (k) computer hardware, software, and data processing; (l) media, video, and publishing; (m) taxes, licenses, penalties, insurance, interest, and dues; (n) officer, director, shareholder, and employee salaries and remuneration; (o) related organization costs and expense allocation; (p) depreciation and amortization;
(q) home health care agency acquisitions;  (r) agency and branch  certification;
(s) equipment purchase and equipment expenses; and (t) lease expenses;(2) in addition, the United States allegedly has monetary claims for overpayments arising from Medicare cost reports filed by the Company in cost years 1989 through and including 1996, and/or arising from Medicare payments received by the Company in cost years 1989 through and including 1996, and/or Medicare costs reported or Medicare payments made for non-reimbursable costs to the Company during those years; and (3) from 1990 through 1996, the OIG conducted audits and investigations of the Company and its Principal Shareholders, with respect to the above matters, including the submission of claims for non-patient related expenses. A criminal investigation was conducted by the United States Attorney's Office for the Southern District of Georgia during the same time period, the alleged conduct of which is more fully described in the indictment, which resulted in the conviction of First American and its Principal Shareholders as described in Paragraph D above. HCFA, directly and through its Medicare fiscal intermediaries, conducted audits of the Company's Medicare cost reports and payments as described above, its certification status, the provision of services through branch and/or sub-unit offices, and the coverage and payment for services furnished to Medicare beneficiaries for Medicare cost report years 1989 through and including 1996. As part of the above described HCFA audits, a civil fraud investigation was conducted by the Special Attorney to the United States Attorney General to the United States Attorney General during 1995 and 1996.

          I. Purpose and Intent. This Settlement Agreement is being entered into for the purpose and intent of implementing the terms and conditions in the Term Sheet for Omnibus Settlement Agreement among the Company, HCFA, DOJ, and as agreed to by IHS, dated August 13, 1996 (the "Term Sheet"). The United States, the Company, and IHS desire to reach this Settlement Agreement to fully and finally settle, compromise, and resolve all criminal, civil and administrative monetary claims, causes of action and issues between the United States and the Company, and the discharge, as of the date of the Merger, of all civil penalties, fines and assessments against the Company, except as expressly provided herein.

          J. Disclosures. First American has provided a report to HCFA disclosing all matters of which it possesses any knowledge, after reasonable investigation, relating to any direct or indirect interests of the Principal Shareholders, jointly or individually, in any property leased by First American and its

Subsidiaries, and any direct or indirect interest in any vendor doing business with such parties.

         NOW, THEREFORE, for and in consideration of the mutual premises, mutual promises, covenants, and obligations set forth below, and for other good and valuable consideration as stated herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                 III. AGREEMENTS
                                      ----------


          1. Payments Due. Subject to the Closing of the Merger, First American and its successors shall pay the following amounts with funds provided to it by IHS and/or funds generated from operations, in accordance with the terms of this
Agreement:




                                                                               Payee/Character
Payment Date                         Amount                                    of Payment
------------                         ------                                    ----------

Payable on the day                   $20,000,000.00                            Department of Justice
following the Merger                 $92,085,470.90                            HCFA
of First American and                $2,914,529.10 (restitution)               US Attorney S.D. Ga.
IHS Acquisition XIV, Inc.

1999 - payable on or                 $10,000,000.00                            HCFA/Contingent
before February 14,                                                            Payment
2000 as provided below

2000 - payable on or                 $35,000,000.00                            HCFA/Contingent
before February 14,                                                            Payment
2001 as provided below

2001 - payable on or                 $45,000,000.00                            HCFA/Contingent
before February 14,                                                            Payment
2002 as provided below

2002 - payable on or                 $35,000,000.00                            HCFA/Contingent
before February 14,                                                            Payment
2003 as provided below

                                       -7-





2003 - payable on or                 $15,000,000.00                            HCFA/Contingent
before February 14,                                                            Payment
2004 as provided below

TOTAL                                $255,000,000.00


          Contingent Payments set forth above shall be subject to the following conditions: For each year for which a Contingent Payment is payable as provided above (i.e., calendar years 1999 to 2003, referred to as a "Payment Year"), the entireContingent Payment will become due and payable for the year then ended subject to the following condition: the year-to-year percentage increase from December of the second prior year to December of the year then ended in the seasonally unadjusted Consumer Price Index for all urban consumers (CPI-U) for the Medical Care expenditure category (as reported in Table 1 of the CPI Detailed Report, prepared by the Bureau of Labor Statistics in the U.S. Department of Labor) ("CPI") does not exceed 8%. Notwithstanding the foregoing, if legislation is enacted which changes the Medicare reimbursement methodology for home health services to a prospectively determined rate methodology, in whole or in part, the contingent payments will become due and payable for the year then ended and each year thereafter, as provided above without regard to the CPI factor. The foregoing tests are referred to as the "Payment Condition."

          The Contingent Payments, to the extent not paid, will accumulate and be payable in subsequent years, as follows:

If the Payment Condition is not satisfied for any one (1) or more Payment Years, then in each case, the entire Contingent Payment which is not paid will roll forward and be added to the Contingent Payment scheduled for the next Payment Year; thus when the Payment Condition is satisfied in a subsequent year, the Contingent Payment scheduled for that year, plus all ContingentPayments for prior years which have not been paid, will be paid in full. Following the end of the last Payment Year (i.e., calendar year 2003), if any Contingent Payments have not been paid in full, then the Payment Condition will apply for one (1) final calendar year, so that all unpaid Contingent Payments will be paid following the end of the 2004 calendar year if the Payment Condition can be satisfied for the 2004 calendar year. Payment will be made as soon as practicable following the end of each year for which the Payment Condition is satisfied, but in any case no later than forty-five (45) days after the last day of that year.


          Thus, for example, if the CPI determined for the period of December 1999 to December 2000 exceeds eight percent (8%), the Contingent Payment of Thirty-Five Million Dollars ($35,000,000) otherwise accruing in the year 2000 and due to be paid on or before February 14, 2001, would not be paid; then, if the CPI determined for the period of December 2000 to December 2001 does not exceed eight percent (8%), the Contingent Payment of Forty-Five Million Dollars ($45,000,000) otherwise accruing in the year 2001, plus the Contingent Payment of Thirty-Five Million Dollars ($35,000,000) in respect of the year 2000 would be due and payable on or before February 14, 2002.

          Indemnification and offset rights which Buyer may have against Contingent Payments under the terms of the Merger Agreement shall be exercised only against the Contingent Payments to be received by the shareholders and optionholders, as provided in the Merger Agreement.

          Except for the amount of $20,000,000 paid to DOJ in settlement of all civil false claims liabilities, civil damages and penalties, all amounts paid to HCFA shall be treated as repayments of disputed amounts for Medicare services rendered to Medicare beneficiaries.

          All amounts paid in satisfaction and/or settlement of any civil fines or assessments, or criminal penalties, will be deemed to have been paid by the Company or its successors or assigns, as indicated herein.

          2. Guaranty. Subject to the Closing of the Merger, IHS shall guaranty, subject to applicable contingencies, the collection of payments to HCFA, DOJ, shareholders and Option- holders. Simultaneously with the Closing of the Merger, IHS shall execute and deliver to the United States its Guaranty of the collection of the obligations of the Company and IHS-Sub pursuant to this Settlement Agreement, in the form of Exhibit B hereto.

          3. Default. In the event of payment default by IHS- Sub, its successors or assigns, the United States may exercise, at its sole option, one or more of the following rights after giving thirty (30) days prior written notice to IHS-Sub and IHS, or their successors and assigns: (1) declare this Agreement breached, and avail itself of any and all claims arising from such breach against the Company or its successor after the merger, recovering any Settlement Amount in default under this Agreement, and recovering any reasonable expenses, interest and legal fees incurred in collecting the amount due and payable under this Agreement; (2) file an action for specific performance of the terms of this Agreement; and (3) exercise any other right granted by law, or under the terms of this Agreement, or recognizable at common law or in equity, other than the right of recision, if any. This Agreement does not waive or limit any right that the Company or its successor or assigns after the Merger otherwise has to dispute the existence or extent of any default alleged by the United States.

          4. No Admission of Liability. This Settlement Agreement settles and resolves all disputed claims and other matters, except as otherwise provided herein. This Agreement and any proceedings taken pursuant to this Agreement, are not, and shall not in any event be construed as or deemed evidence of, oroffered or received as evidence of, a presumption, concession or admission by the parties of the truth of any fact alleged or the validity of the claim or deficiency of any defense, in each case which has or could have been asserted in any litigation, or of any liability of any parties of any kind whatsoever, or in any way referred to for any other reason by any party in any civil, criminal or administrative action or proceeding other than such proceedings as may be necessary to effectuate the provisions of this Agreement.

          5. Civil and Administrative Releases. Subject only to the exceptions in Section 13 below, the United States, for itself and on behalf of its officials, employees, agents, departments, and assigns, hereby releases and forever discharges First American, the Company (defined to include the entities set forth on Exhibit A), IHS and IHS-Sub, their respective employees, officers, directors and agents, and the successors and assigns of any of them, and Chamberlain & Cansler, Inc., its successor and assigns, and Frank M. Chamberlain and Charles L. Cansler, individually, and Robert J. Mills, Margie B. Mills, Joel
V. Mills, David G. Mills, Angela Mills Dobson and Lee F. Dobson (collectively the "Released Parties"), from any and all civil or administrative monetary claims, actions, demands, proceedings, and causes of action (collectively "Causes of Action") under the False Claims Act, the Civil Monetary Penalties Act, the Program Fraud Civil Remedies Act, the exclusion provisions of 42 U.S.C. ss. 1320a-7(b), (all as previously defined), common law, or under any statutory or regulatory provisions over which HHS (including HCFA and/or OIG) and/or the Civil Division of DOJ has authority, that the United States has or may have, which relate to acts or omissions occurring prior to the date of Merger, arising with respect to the conduct and/or Causes of Action alleged in Section H, above. (collectively "Released Acts").

          The general releases included herein are intended to settle all prior claims up to the date of Merger with respect to the Company conducting business through branch offices that may not qualify as branch offices, that may not have been separately certified as sub-units, that may be at locations beyond those authorized by CON, and/or that may have been operated without ever having obtained CON approval. Any HCFA post-closing requirements that branch offices be transitioned to agency/sub-unit locations or obtain CONs required by applicable law, if any, shall be subject to implementation over a reasonable period of time (including consideration of HCFA's certification priorities), and any services otherwise reimbursable, rendered during the transition period by branch offices shall be reimbursable, regardless of whether the branch status was proper.

          6. Criminal Releases. First American and all of the entities listed on Exhibit A and their successors and assigns are hereby released from all claims, proceedings and causes of action based upon violations of federal criminal statutes and from criminal prosecution for any acts or omissions occurring before the Closing date of the Merger, except for First American's criminal conviction in Case No. 295-042-05 on February 4, 1996.

          7. Dismissal of Criminal Appeal by First American. First American shall seek dismissal of the appeal of its criminal conviction under the Federal Rules of Appellate Procedure on or about the Closing date of the Merger.

          8. Dismissal of Pending Litigation and Releases. The Company, and its subsidiaries and their successors and assigns shall take such actions as to cause the dismissal, with prejudice, as of the date of the Merger, of all alleged monetary and/or other pending claims of the Company, and its subsidiaries, relating to amounts of Medicare reimbursement due before the Provider Reimbursement Review Board in respect of periods ending on or prior to the Merger date, and such other claims against the United States and/or its agents acting as Medicare fiscal intermediaries, including the pending qui tam action against Aetna (United States ex rel. ABC Home Health Services, Inc. v. Aetna, No. CV294-167, United States District Court, SDGA), provided that the qui tam action shall be dismissed without prejudice as to the United States. The Company, its subsidiaries, successors, and assigns release and forever discharge the United States, its agents, officers, and employees, from any and all claims or causes of action which the Company, its successors, and assigns may have against them arising from or relating in any way to the Company's participation in the

Medicare program, and from any and all liability based upon those claims or causes of action, including but not limited to, releasing the Company's Medicare fiscal intermediaries, their agents, officers, and employees, from any and all claims or causes of action, and from liability arising from or related in any way to their functions, duties, responsibilities, and service as fiscal intermediaries with respect to periods ending on or before the Closing date of the Merger.

          9. 1996 Medicare Payments. Periodic interim payments for services rendered by First American or its subsidiaries and their respective successors and assigns (collectively the "Companies") from August 27, 1996 through and including December 31, 1996 (including any PIP lag, i.e., payments due after December 31, 1996 for services rendered through and including December 31, 1996) shall be maintained at a bi-weekly amount of $18,587,032 notwithstanding actual costs incurred in such period and without adjustment for any liability, overpayment or underpayment. Such payments reflect the approximate costs of the Companies' operations and the parties acknowledge that documentation of such costs would be extremely difficult due to the documentary gaps and transition of ownership. The parties, however, acknowledge that the cost reports for the period from the Merger date through and including December 31, 1996 shall be filed for purposes other than determining any liability, overpayment or underpayment applicable to such period.

          The Companies shall during the remaining months of calendar year 1996 use reasonable efforts to maintain the level of operations without any material decline in visits.

          The United States, for itself and on behalf of its officials, employees, agents, departments, and assigns, hereby releases and forever discharges the Released Parties from, and irrevocably agrees that it shall not, and waives any right it may have to bring or join against any Released Party, any and all civil or administrative monetary claims, actions, demands, proceedings or causes of action, that the United States has or may have, whether known or unknown, for Medicare overpayments under 42 U.S.C. ss. 1395g, received by the Company or any of its direct or indirect subsidiaries or any of their respective successors or assigns for all cost reports through and including December 31, 1996.

          10. Reimbursement Audit Policies. Subject to the provisions of Section 9 above, the parties further acknowledge that Medicare reimbursement following the Merger will be determined based solely upon the facts and circumstances, and applicable statutory, regulatory, and program policies, that may apply to the operations of IHS and the Company's successors and assigns at the time, and that IHS shall be audited in accordance with usual and customary Medicare audit policies and procedures. Settlement of all pre-closing Medicare cost report issues by the Company and its subsidiaries and their successors and assigns shall be without prejudice to and shall not be binding upon or establish precedent with respect to IHS or the Company or its successors or assigns post-Closing cost reporting periods.

          11. Term Sheet for Omnibus Settlement Agreement. The terms and conditions of that certain Term Sheet for Omnibus Settlement Agreement among the Company, HCFA, DOJ and as agreed by IHS, dated August 13, 1996 is hereby incorporated herein by reference as if said Term Sheet were fully set forth herein, provided, however, that the parties shall use their best efforts to complete the Merger prior to November 15, 1996.

          12. Further Documents. Each party to this Settlement Agreement agrees to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

          13. Exceptions. Notwithstanding Section 5, above, the United States does not release the Company or any individual associated with the Company from:
(1) any civil claims arising under Title 26 of the United States Code (Internal Revenue Code); (2) any claims based upon such obligations as are expressly created by this Settlement Agreement; (3) respecting individuals only, from prosecution for violations of federal criminal statutes; or (4) civil claims made by federal agencies other than the Department of Health and Human Services, including HCFA, or (5) any claims by an individual Medicare beneficiary for defective or deficient services by the Company.

          14. Third Parties. The terms of this Settlement Agreement are not intended to, nor are they to be construed to, work a release of liability or in any way create a benefit in favor of any person or entity (including physicians or other individuals or entities that referred patients to the Company or used the Company's services) other than for persons and/or entities specifically identified, the Company and IHS, together with each of their direct and indirect subsidiaries, affiliates and divisions, including, without limitation, the entities listed on Exhibit A hereto and the successors and assigns of any of them.

          15. Binding Effect. The provisions of this Settlement Agreement shall be binding upon the parties to it, their affiliates, entities and their collective successors and assigns.


          16. Costs. Each party to this Settlement Agreement agrees to bear its own legal and other costs.

          17. Governing Law. This Settlement Agreement shall be governed by the laws of the United States. The parties agree that the exclusive jurisdiction and venue for any dispute arising under this Agreement shall be the United States District Court for the Southern District of Georgia.

          18. Entire Agreement. This Settlement Agreement and the Terms for Omnibus Settlement Agreement constitutes the complete agreement between the parties, and cannot be amended, except in writing and signed by all signatories to this Settlement Agreement.

          19. Authorized Representatives. The persons signing this Settlement Agreement represent that they are duly authorized to execute the Settlement Agreement on behalf of the parties listed.

          20. Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

          21. Notices. All notices, requests, waivers, consents, and other communications hereunder shall be in writing and shall be mailed first class certified mail or by nationally recognized overnight courier service or by personal delivery, with postage or other applicable delivery fees prepaid and addressed as follows:

                  The Company:                 10065 Red Run Blvd.
                                               Owings Mills, MD  21117
                                               Attn: President

                  With copy to:                10065 Red Run Blvd.
                                               Owings Mills, MD  21117
                                               Attn:  General Counsel

                  With copy to:                10065 Red Run Blvd.
                                               Owings Mills, MD  21117
                                               Attn:  Brian K. Davidson

                  IHS:                         10065 Red Run Blvd.
                                               Owings Mills, MD  21117
                                               Attn: President

                  With copy to:                10065 Red Run Blvd.
                                               Owings Mills, MD  21117
                                               Attn:  General Counsel

                  With copy to:                10065 Red Run Blvd.
                                               Owings Mills, MD  21117
                                               Attn:  Brian K. Davidson

                  IHS-Sub:                     10065 Red Run Blvd.
                                               Owings Mills, MD  21117
                                               Attn: President

                  DOJ:                         U.S. Attorney for the Northern
                                               District of Georgia
                                               U.S. Court House
                                               75 Spring Street, S.W.
                                               Atlanta, GA  30335
                                               Attn:  Nina L. Hunt, Esq.


                  HCFA:                        Associate General Counsel
                                               Office of General Counsel
                                               HCFA, Wilbur J. Cohen Building
                                               330 Independence Avenue, S.W.
                                               Room 5309
                                               Washington, DC  20201
                                               Attn:  Darrel J. Grinstead, Esq.

                  OIG:                         Assistant Inspector General
                                               for Litigation Coordination
                                               Office of Inspector General
                                               Wilbur J. Cohen Building
                                               330 Independence Avenue, S.W.
                                               Room 330
                                               Washington, D.C. 20201
                                               Attn:  Lewis Morris, Esq.

or to such other address as any party may request by notice given as aforesaid. Notices sent as provided herein shall be deemed given on the date received by the recipient or, if sooner three (3) days after mailing and one (1) business day after shipment by overnight courier. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given in accordance with the provisions hereof, shall be deemed to be received three (3) days after such notice was mailed in accordance with the terms hereof.

          22. Effective Date. This Settlement Agreement is effective as of the Closing of the Merger.


                                          UNITED STATES OF AMERICA


DATED:_____________________               BY:______________________________
                                             Nina L. Hunt
                                             Special Attorney to the
                                             United States Attorney General

                                           OFFICE OF THE INSPECTOR GENERAL

DATED:_____________________                BY:______________________________
                                              Lewis Morris, Esq.
                                              Assistant Inspector General
                                              for Litigation Coordinator



                                          HCFA-HHS



DATED:_____________________               BY:______________________________
                                             Judith Berek
                                             Health Care Financing
                                             Administration



DATED:_____________________               THE COMPANY

                                          BY:______________________________
                                             Frank M. Chamberlain
                                             President and Chief
                                             Executive Officer





DATED:_____________________               INTEGRATED HEALTH SERVICES


                                          BY:_______________________________
                                             Marshall A. Elkins
                                             Executive Vice President and
                                             General Counsel

                                   Exhibit A


                   FIRST AMERICAN HEALTH CARE OF GEORGIA, INC.


09-Aug-96

Name of Corporation

ABC GP, Inc.
ABC Home Health and Hospice of Albany, Inc.
ABC Home Health and Hospice of Athens, Inc.
ABC Home Health and Hospice of Brunswick, Inc.
ABC Home Health and Hospice of Dublin, Inc.
ABC Home Health and Hospice of Macon, Inc.
ABC Home Health and Hospice of Savannah, Inc.
ABC Home Health and Hospice of Titus, Inc.
ABC Home Health and Hospice of Vidalia, Inc.
ABC Home Health and Hospice of Waycross, Inc.
ABC Home Health Care de Latino America, S.A. deCV
ABC Home Nursing, Inc.
ABC Newco, Inc.
ABC Pharmaceuticals, Inc.
First American Health Care of Georgia, Inc.
First American Home Care of Alabama, Inc.
First American Home Care of Arkansas, Inc.
First American Home Care of California, Inc.
First American Home Care of Colorado, Inc.
First American Home Care of Florida, Inc.
First American Home Care of Ft. Lauderdale, Inc.
First American Home Care of Georgia, Inc.
First American Home Care of Illinois, Inc.
First American Home Care of Indiana, Inc.
First American Home Care of Louisiana, Inc.
First American Home Care of Michigan, Inc.

Name of Corporation

First American Home Care of Mississippi, Inc.
First American Home Care of Missouri, Inc.
First American Home Care of Naples, Inc.
First American Home Care of Nebraska, Inc.
First American Home Care of New Mexico, Inc.
First American Home Care of North Carolina, Inc.
First American Home Care of Ohio, Inc.
First American Home Care of Oklahoma, Inc.
First American Home Care of Pennsylvania, Inc.
First American Home Care of South Carolina, Inc.
First American Home Care of Tennessee, Inc.
First American Home Care of Texas, Inc.
First American Home Care of Valdosta, Inc.
First American Home Care of Virginia, Inc.
First American Home Care of West Virginia, Inc.
First American International, Inc.
Professionals in Health Care de Mexico, S.A. de CV

                                    Exhibit B


                                    GUARANTY



          THIS GUARANTY ("Guaranty"), dated as of September___, 1996, is made by Integrated Health Services, Inc., a Delaware corporation (the "Guarantor"), in favor of the United States of America ("Obligee"), acting through the U.S. Department of Justice and the Health Care Financing Administration of the United States Department of Health and Human Services.

                                    Recitals:

          A. Guarantor, Obligee and First American Health Care of Georgia, Inc., a Georgia corporation (the "Company") are each party to a certain settlement agreement bearing even date herewith (the "Settlement Agreement").

          B. Pursuant to a merger agreement dated as of February 21, 1996, as amended September _, 1996, (the "Merger Agreement"), among Guarantor, IHS Acquisition XIV, Inc., a Delaware corporation ("Newco", Robert J. Mills, Margie
B. Mills and the Company, the Company has agreed, subject to the terms and conditions set forth therein, to merge with Newco (the "Merger"), after which Merger the Company shall be liquidated into a new corporation, IHS of Brunswick, Inc., a Delaware corporation ("IHS Sub") which will be a wholly-owned subsidiary of Guarantor.

          C. Pursuant to the Settlement Agreement, the Company (and, after the Merger, IHS Sub) is obligated to pay certain amounts to the United States, and to perform certain obligations, as set forth therein.

          D. Guarantor agreed in the Settlement Agreement to execute and deliver this Guaranty to Obligee. Guarantor acknowledges that Obligee has relied and will rely upon this Guaranty in entering into the Settlement Agreement, and executes and delivers this Guaranty to induce Obligee to enter into the Settlement Agreement.

          NOW, THEREFORE, in consideration of the premises, and intending to be legally bound, Guarantor hereby agrees as follows:

          1. Definitions of Certain Terms.

          In addition to the other terms defined elsewhere in this Guaranty, as used herein the following terms shall have the following meanings:

                  "Guaranteed Obligations" shall mean all obligations from time to time of the Company, Newco, IHS Sub or any of their respective successors (collectively, "Obligors") to Obligee under the Settlement Agreement, including all obligations to pay amounts pursuant to Paragraph I thereof, in each case whether such obligations are direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising (including interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, dissolution or similar proceeding with respect to Obligors or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

                  "Person" shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), governmental authority or regulatory body, or any other legal entity whatsoever.

          2. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the collection of the Guaranteed Obligations in accordance with the terms of the Settlement Agreement, subject only to the provisions of Section 3 below. This Guaranty is a guarantee of collectibility and is conditioned upon an attempt to collect from or proceed against the Obligor.

          3. Requirement of Written Notice of Non-Payment. Notwithstanding any other provision of this Guaranty to the contrary, Guarantor shall not be obligated to pay or perform any of the Guaranteed Obligations unless and until
(i) Obligors shall have failed to pay or perform such Guaranteed Obligation when and as due pursuant to the Settlement Agreement, (ii) Obligee shall have given written notice of such failure to Obligors and Guarantor in accordance with
Section 10 below, and (iii) Obligors' failure to pay or perform the Guaranteed Obligations shall have continued for a period of [thirty (30)] days after the giving of such notice. The requirements of the preceding sentence shall be the only conditions to Guarantor's obligations pursuant to this Guaranty; accordingly, upon the expiration of such [thirty (30)] day period, Guarantor shall be absolutely and unconditionally obligated to pay and perform the
Guaranteed Obligations in accordance with the terms hereof without any obligation of Obligee to pursue or exhaust remedies of any nature whatsoever available against any or all Obligors.

          4. Obligations  Absolute.  Except as otherwise  expressly set forth in
Section 3 above, the obligations of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, irrespective of any of the following:

                  (a) any lack of legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization, dissolution or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any of the Guaranteed Obligations;

                  (b) any impairment by the Obligee or any other Person of any recourse of the Guarantor against any Obligor or any other Person; any failure to assert any breach of or default under the Settlement Agreement or any of the Guaranteed Obligations; or any exercise or non-exercise, or any failure, omission, breach, default, delay or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Obligor or any other Person or in connection with the Settlement Agreement or any of the Guaranteed Obligations;

                  (c) any merger, consolidation, liquidation, dissolution, winding-up, charter revocation or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Obligor, the Guarantor or any other Person; any bankruptcy, insolvency, reorganization, dissolution or similar proceeding with respect to any Obligor, the Guarantor or any other Person; or any action taken or election made by the Obligee (including any election under Section 1111(b)(2) of the United States Bankruptcy Code), any Obligor, the Guarantor or any other Person in connection with any such proceeding;

                  (d) any defense, setoff or counterclaim (excluding only the defense of full, strict and indefeasible payment and performance) which may at any time be available to any Obligor, the Guarantor or any other Person with respect to the Settlement Agreement or any of the Guaranteed

          Obligations; or any discharge by operation of law of any Obligor or any other Person from the performance or observance of the Settlement Agreement or any of the Guaranteed Obligations; or

                  (e) any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the obligations of, the Obligors, the Guarantor, a guarantor or a surety, excepting only full, strict and indefeasible payment and performance of the Guaranteed Obligations.

          5. Waivers, etc. The Guarantor hereby irrevocably waives any defense to or limitation on its obligations under this Guaranty arising out of or based on any matter referred to in Section 4. Without limiting the generality of the foregoing, the Guarantor hereby irrevocably waives each of the following:

                  (a) all notices (other than any notice required by Section 3 above), disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against the Guarantor, including (i) any notice of any event or circumstance described in Section 4, (ii) any notice required by any law, regulation  or order now or hereafter  in effect in any  jurisdiction,
          (iii) any notice of nonpayment, nonperformance, dishonor, or protest under the Settlement Agreement or any of the Guaranteed Obligations,
          (iv) any notice of any default or any failure on the part of any Obligor or any other Person to comply with the Settlement Agreement or any of the Guaranteed Obligations, and (v) any notice of any information pertaining to the business, opertions, condition (financial or other) or prospects of any Obligor or any other Person;

                  (b) any requirement of promptness or diligence on the part of the Obligee or any other Person; and

                  (c) any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies(including anti-deficiency laws, "one action" laws or similar laws), or by reason of any election of remedies or other action or inaction by any Obligee which otherwise discharges or impairs any of the Guaranteed Obligations or any recourse of the Guarantor against any Obligor or any other person.


          6.  Payments.   All payments to be made by the  Guarantor  pursuant to
this Guaranty shall be made as provided herein.

          7. Continuing Agreement. This Guaranty is a continuing agreement and shall continue in full force and effect until all Guaranteed Obligations and all other amounts payable under this Guaranty have been paid in cash performed in full.

          8. Amendments, etc. No amendment to or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of the Obligee. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          9. No Implied Waiver; Remedies Cumulative. No delay or failure of the Obligee in exercising any right or remedy under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Obligee under this Guaranty are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.



          10. Notices. Except to the extent, if any, otherwise expressly provided herein, all notices and other communications (collectively, "notices") under this Guaranty shall be in writing (including facsimile transmission) and shall be sent by first-class certified mail, by nationally-recognized overnight courier, by personal delivery, or by facsimile transmission, in all cases with charges prepaid. All notices shall be sent to the following addresses, or, in any case, to such other address as shall have been designated by the applicable party by notice to the other party hereto:

                     If to Guarantor:

                     Integrated Health Services, Inc.
                     10065 Red Run Blvd.
                     Owings Mills, Maryland 21117
                     Attention: President
                     Facsimile: (410) 998-8747

                     With a copy to:

                     Integrated Health Services, Inc.
                     10065 Red Run Blvd.
                     Owings Mills, Maryland 21117
                     Attention: General Counsel
                     Facsimile: (410) 998-8747

                     If to any Obligor:

                     IHS of Brunswick, Inc.
                     10065 Red Run Blvd.
                     Owings Mills, Maryland 21117
                     Attention: President
                     Facsimile: (410) 998-8747

                     If to Obligee:



                     Attention:
                     Facsimile:


Any properly given notice shall be effective when received, except that properly given notices to the Guarantor or Obligors shall be effective at the following time, if earlier: if by first-class mail, three business days after deposit in the mail; if by overnight courier, one business day after pickup by such courier; and if by facsimile transmission, upon transmission.

          11. Expenses. The Guarantor agrees to pay upon demand all reasonable expenses (including reasonable fees and expenses of counsel) which the Obligee may incur from time to time in connection with the any actions or proceedings to enforce this Guaranty.

          12. Entire Agreement. This Guaranty constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

          13. Successors; Delegation of Obligations Prohibited. This Guaranty shall be binding upon the Guarantor and its successors. Guarantor may not delegate its obligations hereunder to any other Person.

          14. Time of the Essence. Time is of the essence with regard to the payment and performance by Guarantor of its obligations hereunder.

          IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the date first above written.

                                        INTEGRATED HEALTH SERVICES, INC.


                                        By______________________________
                                        Name:___________________________
                                        Title:__________________________

              In re First American Health Care of Georgia, Inc. and
                its wholly owned subsidiaries, Case No. 96-20188
              through Case No. 96-20218 (Bankruptcy Court, S.D.Ga.)



                              SETTLEMENT AGREEMENT
                              --------------------

                            (US/First American/Mills)

                                   I. PARTIES


         This Settlement Agreement is entered into as of September 9, 1996, by and among the United States of America, acting through the Department of Justice ("DOJ"), First American Health Care of Georgia, Inc. ("First American"), its
subsidiaries and related entities (hereinafter collectively described as the "Company"), and Robert J. Mills, and Margie B. Mills (the "Principal Shareholders").

                                  II. RECITALS

          1. Company. The Company participates in both the Medicare and Medicaid programs by providing home health care services to Medicare beneficiaries and to Medicaid recipients through many agencies located in many states. Robert J. Mills and Margie B. Mills were formerly officers and directors in the Company, and are also the Principal Shareholders in the Company.

          2. Submission of Medicare Claims by Company. The Company submitted claims for payment to the Medicare Program ("Medicare"), 42 U.S.C. ss. 1395 et seq., and will continue to do so following consummation of this Settlement Agreement.

          3. Conviction of First American and Principal Shareholders. On February 4, 1996, First American and the Principal Shareholders were convicted of Medicare fraud and other federal crimes. The Principal Shareholders are appealing their convictions. First American has filed a notice of appeal, is evaluating its position, and has preserved the right to appeal its conviction.

          4. Bankruptcy Cases. On February 21, 1996, the Company filed petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Georgia, Brunswick Division (the "Chapter 11 Bankruptcy Cases"), which are currently pending.

          5. Merger Agreement. Immediately prior to filing of the Chapter 11 Bankruptcy Cases, First American and its Principal Shareholders entered into a Merger Agreement dated February 21, 1996 with IHS. Such Merger Agreement was amended pursuant to an amendment dated as of September 9, 1996 (such Merger Agreement, as so amended, is hereinafter referred to as the "Merger Agreement"). The Merger Agreement provides for the merger of an IHS subsidiary, IHS Acquisition XIV, Inc., a Delaware corporation, with and into First American (the "Merger"), after which Merger First American will be liquidated and the separate existence of First American will cease and the assets of First American shall be transferred to an IHS affiliate, IHS of Brunswick, Inc., a Delaware corporation, ("IHS-Sub") which affiliate shall succeed to and assume all liabilities of First American arising under this Settlement Agreement.

          6. Independent Management. Effective upon the filing of the Chapter 11 Bankruptcy Cases, the Principal Shareholders resigned as officers and directors of the Company and Frank M. Chamberlain and Charles L. Cansler, of the firm of Chamberlain & Cansler, Inc., became, respectively, President and Chief Executive Officer and Chief Financial Officer. On February 22, 1996, the Bankruptcy Court entered an interim order that approved Chamberlain & Cansler, Inc., and Messrs. Chamberlain and Cansler as independent managers for the Company. The interim order further designated them as the persons with the fiduciary responsibilities and authority to exercise and perform, as the independent, exclusive, and fiduciary management of the Company, and ordered that they shall exercise the powers and authority of, and shall have the exclusive authority to act on behalf of, the Company in all matters involving administration of the Bankruptcy Cases, without the necessity of any approval of the Board of Directors or shareholders of the Company, said authority having been expressly relinquished by the Directors and shareholders of the Company.

          7. Alleged Claims and Causes of Action Against Company by the United States. The United States contends that it has civil and administrative monetary claims and causes of action against the Company under the False Claims Act, 31 U.S.C. ss.ss. 3729 et seq., as amended, under the exclusion provisions of 42 U.S.C. ss. 1320a-7(b), under the Civil Monetary Penalties Law, 42 U.S.C. ss.ss. 1320a-7a, under the Program Fraud Civil Remedies Act, 31 U.S.C. ss.ss. 3801-3812, and under common law, for allegedly, submitting false and fraudulent claims to the Medicare Program for unallowable costs or unallowable claims relating to: (a) personal expenses (unrelated to the provision of patient care) for Jack and Margie Mills and other Company officers, employees, and family members; (b) excessive and unnecessary home health care visits; (c) expenses for lobbying, recruiting, public relations/promotion, contributions, and consulting; (d) fuel rebates; (e) marketing, meetings, education, entertainment, and travel expenses; (f) legal accounting, and audit expenses; (g) case management field directors, patient care coordinators, and intake coordinators; (h) medical and office supply charges; (i) pension plans; (j) phones, beepers, and communication expenses; (k) computer hardware, software, and data processing; (l) media, video, and publishing; (m) taxes, licenses, penalties, insurance, interest, and dues; (n) officer, director, shareholder, and employee salaries and remuneration; (o)
related organization costs and expense allocation; (p) depreciation and amortization; (q) home health care agency acquisitions; (r) agency and branch certification; (s) equipment purchase and equipment expenses; and (t) lease expenses. In addition, the United States has monetary claims for overpayments under 42 U.S.C. ss. 1395g all arising from

Medicare costs reports filed by the Company in cost years 1989 through and including 1996, and/or arising from Medicare payments received by the Company in cost years 1989 through and including 1996, and/or Medicare costs reported or Medicare payments made for non-reimbursable costs to the Company during those years. From 1990 through 1996, the OIG conducted audits and investigations of the Company and its Principal Shareholders, with respect to the above matters, including the submission of claims for non-patient related expenses. A criminal investigation was conducted by the United States Attorney's Office for the Southern District of Georgia during the same time period, the alleged conduct of which is more fully described in the indictment, which resulted in the conviction of First American and its Principal Shareholders as described in Paragraph D above. HCFA, directly and through its Medicare fiscal intermediaries, conducted audits of the Company's Medicare cost reports and payments as described above, its certification status, the provision of services through branch and/or sub-unit offices, and the coverage and payment for services furnished to Medicare beneficiaries for Medicare cost report years 1989 through and including 1996. As part of the above described HCFA audits, a civil fraud investigation was conducted by the Special Attorney to the United States Attorney General during 1995 and 1996.

          8. Purpose and Intent. This Settlement Agreement is being entered into for the purpose and intent of implementing the Term Sheet for Omnibus Settlement Agreement among the Company, HCFA-HHS, DOJ, and as agreed to by IHS, dated August 13, 1996 (the "Term Sheet"), as it applies to the Principal Shareholders. The United States, the Company, and Robert J. Mills, and Margie B. Mills desire to reach this Settlement Agreement to fully and finally settle, compromise, and resolve the civil and administrative monetary claims set forth below.

          9. No Admission of Liability. This Settlement Agreement settles and resolves disputed claims. This Settlement Agreement does not constitute an admission by any party of any liability or wrongful conduct or an admission by any party of any disputed claim or fact.

                            III. TERMS AND CONDITIONS

          NOW, THEREFORE, in consideration of the mutual promises, covenants, and obligations set forth below, and for good and valuable consideration as stated herein, the parties have agreed as follows:

          10. Payment of the Criminal Fine of Robert J. Mills from Merger Payments. Robert J. Mills agrees that at the closing, IHS shall convert $10,167,170.50 of the proceeds payable to Robert J. Mills from the Merger payments into a cashier's check payable to the United States District Court, Southern

District of Georgia, bearing a memorandum indicating that this amount is in payment of the criminal fine and costs of imprisonment and supervision of Robert
J. Mills, referencing case number CR-295-42 and requesting that it be held in an interest bearing account with the highest rate of interest prudent with the amount of the fine. IHS shall deliver this cashier's check to a representative of the United States Attorney for the Southern District of Georgia who shall deposit the cashier's check into the registry of the United States District Court for the Southern District of Georgia to be held in an interest bearing account, and at a rate of interest to be set by the District Court, pending modification of such fine by the District Court or the conclusion of Robert J. Mills's appeal, and pursuant to further order of the District Court.

          11. Civil and Administrative Releases. Subject only to the exceptions in Paragraph 14 below, the United States, for itself and on behalf of its officials, employees, agents, departments, and assigns, hereby releases and forever discharges Robert J. Mills, Margie B. Mills, Joel V. Mills, David G. Mills, Angela Mills Dobson and Lee F. Dobson (collectively the "Released Parties"), from any and all civil or administrative monetary claims, actions, demands, proceedings, and causes of action under the False Claims Act, the Civil Monetary Penalties Act, the Program Fraud Civil Remedies Act, the exclusion provisions of 42 U.S.C. ss. 1320a-7(b), (all as previously defined), common law, or under any statutory or regulatory provisions over which HHS (including HCFA and/or OIG) has authority, that the United States has or may have, which relate to acts or omissions occurring prior to the date of Merger, for claim, arising with respect to the conduct alleged in Paragraph 7, above. (collectively "Released Acts").


          12. Dismissal of Pending Litigation and Releases. In consideration for the releases to be provided in Paragraph 11 above, the Principal Shareholders shall consent to such actions as to cause the dismissal, with prejudice, as of the date of the Merger, of all alleged monetary and/or other pending claims of the Company, and its subsidiaries, relating to amounts of Medicare reimbursement due before the Provider Reimbursement Review Board in respect to periods ending on or prior to the Merger date, and such other claims against the United States and/or its agents acting as Medicare fiscal intermediaries, including the pending qui tam action against Aetna (United States ex rel. ABC Home Health Services, Inc. v. Aetna, No. CV294-167, United States District Court, SDGA, provided that the qui tam action shall be dismissed without prejudice as to the United States. Robert J. Mills and Margie B. Mills, in their individual capacities and in their representative capacities as Principal Shareholders and as former officers and directors of the Company, release and forever discharge the United States, its agents, officers, and employees, from any and all claims or causes of action which they may have against them arising from or relating in any way to the Company's participation in the Medicare program, and from any and all liability based upon those claims or causes of action, including, but not limited to, releasing the Company's Medicare fiscal intermediaries, their agents, officers, and employees, from any and all claims or causes of action, and from liability arising from or related in any way to their functions, duties, responsibilities, and service as fiscal intermediaries with respect to periods ending before the Closing date of the Merger.

          13. Further Documents. Each party to this Settlement Agreement agrees to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Settlement Agreement.

          14. Exceptions. Notwithstanding Paragraph 11, above, the United States does not release the Released Parties from: (1) any civil claims arising under Title 26 of the United States Code (Internal Revenue Code); (2) any claims based upon such obligations as are created by this Settlement Agreement; (3) respecting the Released Parties, from prosecution for violations of federal criminal statutes; or (4) civil claims made by federal agencies other than HCFA-HHS.

          15. Binding Effect. The provisions of this Settlement Agreement shall be binding upon the parties to it, their affiliates, entities and their collective successors and assigns.

          16. Costs. Each party to this Settlement Agreement agrees to bear its own legal and other costs.

          17. Governing Law. This Settlement Agreement shall be governed by the laws of the United States. The parties agree that the exclusive jurisdiction and venue for any dispute arising under this Agreement shall be the United States District Court for the Southern District of Georgia.

          18. Complete Agreement. This Settlement Agreement constitutes the complete agreement between the parties, and cannot be amended, except in writing and signed by all signatories to this Settlement Agreement.

          19. Authorized Representative. The persons signing this Settlement Agreement represent that they are duly authorized to execute the Settlement Agreement on behalf of the parties listed.

          20. Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

          21. Effective Date. This Settlement Agreement is effective as of the Closing of the Merger.


                                                     UNITED STATES OF AMERICA

DATED:_____________________               BY:______________________________
                                             Nina L. Hunt
                                             Special Attorney to the
                                             United States Attorney General

DATED:_____________________                  THE COMPANY



                                             BY:______________________________
                                                Frank M. Chamberlain
                                                President and Chief
                                                Executive Officer



                                                ______________________________
                                                Robert J. Mills



                                                ______________________________
                                                Margie B. Mills








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